Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2015, with respect to the consolidated financial statements as of December 31, 2014 and for each of the two years in the period ended December 31, 2014, included in the Annual Report of Westwood Holdings Group, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in this Form 10-K and the Registration Statements of Westwood Holdings Group Inc. on Forms S-8 (File No. 333-98841, effective August 28, 2002, File No. 333-133963, effective May 10, 2006, File No. 333-160377, effective July 1, 2009, File No. 333-175696, effective July 21, 2011, File No. 333-187998, effective April 18, 2013, File No. 333-188002, effective April 18, 2013, and File No. 333-203728, effective April 29, 2015).

/s/ Grant Thornton LLP

Dallas, Texas
February 25, 2016